EXHIBIT 99.1

America's Car-Mart Reports Top Line Growth of 11.2%, Now Operating 101 Dealerships; 1.5% of Outstanding Shares Repurchased During Quarter

BENTONVILLE, Ark., Nov. 19, 2010 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its second fiscal quarter ended October 31, 2010. The Company repurchased 168,230 shares of its common stock during the quarter, representing approximately 1.5% of the outstanding shares.

Highlights of second quarter operating results:

  Net income of $.56 per diluted share vs. $.53 per diluted share for prior year quarter (5.7% increase in diluted earnings per share)
  Revenue increase of 11.2% to $91.8 million from $82.6 million with same store revenue growth of 8.1%
  Retail unit sales increase of 5.9% to 8,431 from 7,965 for the prior year quarter
  Strong cash flows supporting the significant increase in revenues as well as the $4.5 million increase in Finance Receivables, $1.1 million in net capital expenditures, $7.4 million in income tax payments and $3.8 million in common stock re-purchases with only a $6.9 million increase in debt
  Active customer base now over 49,000
  Debt to equity of 28.3% and debt to finance receivables of 18.5%
  Allowance for credit losses remains unchanged at 22% of Finance Receivables

Highlights of six month operating results:

  Net income of $1.25 per diluted share vs. $1.13 per diluted share for prior year period (10.6% increase in diluted earnings per share)
  Active customer base increased 4.5% to over 49,000 during the six months ended October 31, 2010
  Revenue increase of 10.2% with same store revenue growth of 7.2%
  Retail unit sales increase of 4.7%
  Provision for credit losses of 21.1% of sales vs. 19.8% for prior year period
  Strong cash flows with Finance Receivables growth of $16 million, capital expenditures of $2.2 million, $11 million in common stock re-purchases with only a $12.4 million increase in debt

"Our financial results for the quarter were solid, but short of our own internal expectations. The uptick in our credit losses means we've got to do a better job taking care of our customers. Our commitment to helping our customers succeed has always been a cornerstone of our success and this will not change as we move forward," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart.

"Our new store openings are going very well and we are on pace. We have added 4 great locations so far in fiscal 2011 and we have 4 more in the works that we intend to have in operation by the end of the fiscal year," added Mr. Henderson. "While we expect that most of our top line growth year to year will come from existing stores, the contributions of these new locations will be an important factor in keeping us on our projected growth targets. Our biggest promotion of the year, the "Zero Down" tax promotion is off to a great start and we look forward to reporting the success for this program next quarter."

"Our long-term financial goals remain firmly in place. Our balance sheet is strong and we are pleased with our new loan package with Bank of America and Bank of Arkansas as the primary lenders. These banks are familiar with our industry and we expect that the current lending group will grow with us into the future," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "The loan package contains revolving loan commitments totaling $90 million along with a $15 million accordion feature. Excess availability was $38.8 million at the end of the quarter. We continue to focus on cash returns by ensuring that our customers have equity in their vehicles throughout the term of their contracts. We are expecting strong collections during the spring months this year based on some operational and software changes that have recently been installed."

"The company repurchased 168,230 shares, or 1.5%, of its common stock during the second quarter and 917,762 shares, or approximately 8% since February," added Mr. Williams. "We believe in the long-term value of our company and we expect to continue to invest in the repurchase program. We have approximately 900,000 shares available to repurchase under our existing repurchase program. Our debt to equity ratio of 28.3% and our debt to finance receivables ratio of 18.5% continue to be strong and what we consider to be the best in the industry. The ratios are even more impressive when considering the fact that we have repurchased almost $22 million of common stock and added approximately $16 million in finance receivables since February 1, 2010."

"We are happy to report that on November 2, 2010 the voters in Arkansas approved a state constitutional amendment to allow up to 17% interest for non-bank loans and contracts in the state. This amendment removes the major unknown we were facing as to interest rates we could charge to our Arkansas customers," said Mr. Williams.

Conference Call

Management will be holding a conference call on Friday, November 19, 2010 at 11:00 a.m. Eastern time to discuss second quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #23430965.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 101 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new store openings;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its loans effectively;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in lending laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2010	Three Months Ended
	October 31,		vs.	October 31,
	2010	2009	2009	2010	2009
Operating Data:
Retail units sold	8,431	7,965	5.9%
Average number of stores in operation	99	96	3.1
Average retail units sold per store per month	28.4	27.7	2.5
Average retail sales price	$ 9,209	$ 9,024	2.1
Same store revenue growth	8.1%	11.4%
Net charge-offs as a percent of average Finance Receivables	6.5%	5.3%
Collections as a percent of average Finance Receivables	16.2%	16.2%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.3%	83.7%
Average down-payment percentage	6.8%	6.9%

Period End Data:
Stores open	101	96	5.2%
Accounts over 30 days past due	3.9%	3.4%	--
Finance Receivables, gross	$ 277,022	$ 253,719	9.2%

Operating Statement:
Revenues:
Sales	$ 82,611	$ 75,242	9.8%	100.0%	100.0%
Interest income	9,224	7,319	26.0	11.2	9.7
Total	91,835	82,561	11.2	111.2	109.7

Costs and expenses:
Cost of sales	47,269	42,318	11.7	57.2	56.2
Selling, general and administrative	14,684	13,964	5.2	17.8	18.6
Provision for credit losses	18,767	15,152	23.9	22.7	20.1
Interest expense	753	683	10.2	0.9	0.9
Interest expense- change in fair value of Interest Rate Swap	50	93	--	0.1	0.1
Depreciation and amortization	465	412	12.9	0.6	0.5
Total	81,988	72,622	12.9	99.3	96.5

Income before taxes	9,847	9,939		11.9	13.2

Provision for income taxes	3,658	3,627		4.4	4.8

Net income	$ 6,189	$ 6,312		7.5	8.4

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 6,179	$ 6,302

Earnings per share:
Basic	$ 0.57	$ 0.54
Diluted	$ 0.56	$ 0.53

Weighted average number of shares outstanding:
Basic	10,892,177	11,732,151
Diluted	11,117,087	11,862,679

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2010	Six Months Ended
	October 31,		vs.	October 31,
	2010	2009	2009	2010	2009
Operating Data:
Retail units sold	16,912	16,147	4.7%
Average number of stores in operation	99	95	4.2
Average retail units sold per store per month	28.5	28.3	0.7
Average retail sales price	$ 9,225	$ 9,033	2.1
Same store revenue growth	7.2%	9.9%
Net charge-offs as a percent of average Finance Receivables	11.6%	10.4%
Collections as a percent of average Finance Receivables	32.5%	32.8%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	82.0%	83.4%
Average down-payment percentage	7.0%	6.9%

Period End Data:
Stores open	101	96	5.2%
Accounts over 30 days past due	3.9%	3.4%
Finance Receivables, gross	$ 277,022	$ 253,719	9.2%

Operating Statement:
Revenues:
Sales	$ 165,213	$ 152,254	8.5%	100.0%	100.0%
Interest income	18,082	14,062	28.6	10.9	9.2
Total	183,295	166,316	10.2	110.9	109.2

Costs and expenses:
Cost of sales	93,702	85,400	9.7	56.7	56.1
Selling, general and administrative	29,475	27,887	5.7	17.8	18.3
Provision for credit losses	34,905	30,203	15.6	21.1	19.8
Interest expense	1,487	1,249	19.1	0.9	0.8
Interest expense (income)- change in fair value of Interest Rate Swap	283	(226)	--	0.2	(0.1)
Depreciation and amortization	920	804	14.4	0.6	0.5
Total	160,772	145,317	10.6	97.3	95.4

Income before taxes	22,523	20,999		13.6	13.8

Provision for income taxes	8,369	7,659		5.1	5.0

Net income	$ 14,154	$ 13,340		8.5	8.8

Dividends on subsidiary preferred stock	$ (20)	$ (20)

Net income attributable to common shareholders	$ 14,134	$ 13,320

Earnings per share:
Basic	$ 1.28	$ 1.14
Diluted	$ 1.25	$ 1.13

Weighted average number of shares outstanding:
Basic	11,057,977	11,731,100
Diluted	11,276,850	11,827,588

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	October 31,	April 30,
	2010	2010

Cash and cash equivalents	$ 226	$ 268
Finance receivables, net	$ 217,988	$ 205,423
Total assets	$ 269,203	$ 251,272
Total debt	$ 51,212	$ 38,766
Treasury Stock	$ 28,566	$ 17,528
Stockholders' equity	$ 180,900	$ 176,190
Shares outstanding	10,854,332	11,337,677

Finance receivables:
Principal balance	$ 277,022	$ 261,051
Deferred Revenue -- Payment Protection Plan	$ (8,597)	$ (8,229)
Allowance for credit losses	(59,034)	(55,628)

Finance receivables, net of allowance & deferred revenue	$ 209,391	$ 197,194

Allowance as % of net principal balance	22.0%	22.0%

Changes in allowance for credit losses:
	Six Months Ended
	October 31,
	2010	2009
Balance at beginning of year	$ 55,628	$ 49,310
Provision for credit losses	34,905	30,203
Net charge-offs	(31,499)	(25,427)
Change in allowance related to purchased accounts	--	(31)

Balance at end of period	$ 59,034	$ 54,055
CONTACT:  America's Car-Mart, Inc.
          William H. ("Hank") Henderson, CEO
            (479) 464-9944
          Jeffrey A. Williams, CFO
            (479) 418-8021
          T. J. ("Skip") Falgout, III, Chairman
            (972) 717-3423